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                                                                 EXHIBIT 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


          We consent to the incorporation by reference in (i) this Registration Statement on Form S-3 of Union Oil Company of California and Unocal Corporation and (ii) Post-Effective Amendment No. 1 to the Registration Statement on Form S-3 of Union Oil Company of California and Unocal Corporation (File Nos. 33-38505 and 33-38505-01, respectively) of (a) our report dated February 14, 1994, on our audits of the consolidated financial statements and financial statement schedules of Union Oil Company of California and its subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in Union Oil Company of California's Annual Report on Form 10-K for the year ended December 31, 1993; and (b) our report dated February 14, 1994, on our audits of the consolidated financial statements and financial statement schedules of Unocal Corporation and its subsidiaries as of December 31, 1993 and 1992 and for each of the three years in the period ended December 31, 1993, which report is included in Unocal Corporation's Annual Report on Form 10-K for the year ended December 31, 1993. Each of our reports for Union Oil Company of California and Unocal Corporation includes an explanatory paragraph with respect to the changes in methods of accounting for income taxes in 1992 and for postretirement benefits other than pensions and for postemployment benefits in 1993. We also consent to the reference to our firm under the caption "Experts."


                                             /s/ COOPERS & LYBRAND


Los Angeles, California
July 29, 1994